FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

    THIS FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT is made as of this 29st day of August, 2023, by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the “Employer”), having an address at c/o Select Medical Corporation, 4714 Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, and THOMAS P. MULLIN, an individual (the “Employee”), residing at 300 Skyport Rd., Mechanicsburg, PA 17050.

BACKGROUND

    A.    Employer and Employee executed and delivered that certain Letter Agreement, dated August 29, 2020 (the “Agreement”), pursuant to which the parties agreed to honor the covenants and other agreements set forth therein. All capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.

B.    Employer and Employee now desire to further amend the Agreement as hereinafter provided, to memorialize in writing your promotion and Enhanced Compensation.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

    1.     Amendment and Reinstatement of Introductory Paragraph. Congratulations on your promotion to Co-President, Inpatient Specialty Hospital Operations of Select Medical Corporation, a Delaware corporation (“Select”), and the opportunity to receive enhanced compensation and benefits in connection therewith, whether in the form of future salary increases, incentive compensation, equity grants or otherwise (hereinafter referred to as the “Enhanced Compensation”). As you know, your promotion and the opportunity to receive the Enhanced Compensation, were conditioned on your agreement to honor the covenants and other agreements set forth herein in favor of Select and its subsidiaries and affiliates (collectively, the “Company”).

2.    Reaffirmation of Section 1. Section 1 of the Agreement entitled “Confidentiality Agreement” shall hereby be reaffirmed. You hereby acknowledge and agree that the provisions of Section 1, in their entirety, are binding upon you, and are enforceable against you, in accordance with their respective terms.

3.    Amendment and Restatement of Section 2. In consideration for your promotion and the opportunity to receive the Enhanced Compensation in connection therewith, you agree that Section 2 of the Agreement entitled, “Non-Competition Agreement," is hereby amended and restated in its entirety as follows:

“2. Non-Compete Agreement. In consideration of your promotion to Co-President, Inpatient Specialty Hospital Operations and the opportunity to receive the Enhanced Compensation in connection therewith, you agree, for the benefit of the Company, that you will not, during the period of your employment with the Company and for two (2) years after the date on which you cease to be an employee of the Company (the “Termination Date”) engage, directly or indirectly, whether as principal, consultant, employee, officer, director, advisor, agent, stockholder, limited partner, partner, member or other investor (other than an investment of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), or otherwise, with any firm, person or organization, in any activity or business venture involving the provision of services in (1) (a) any inpatient long term acute care hospital, unit, facility or beds, which is located within a 50-mile radius of any inpatient long term acute care hospital, unit, facility or beds owned, managed or operated by the Company currently or in the future, or (b) any inpatient medical rehabilitation hospital, unit, facility or beds, which is located within a 50-mile radius of any inpatient medical rehabilitation hospital, unit, facility or beds owned, managed or operated by the Company currently or in the future; or (2) any outpatient medical rehabilitation clinic or facility within a 25-mile radius of any outpatient medical rehabilitation clinic or facility owned, managed or operated by the Company currently or in the future; or (3) any other “ancillary health care services or business lines,” which is located within a 25-mile radius of any ancillary health care services or business lines owned, managed or operated by the Company currently or in the future.”

4.    Reaffirmation of Section 3. Section 3 of the Agreement entitled “Non-Solicitation Agreement” shall hereby be reaffirmed. You hereby acknowledge and agree that the provisions of Section 3, in their entirety, are binding upon you, and are enforceable against you, in accordance with their respective terms.

5.    Amendment and Restatement of Section 9. Section 9 of the Agreement entitled, “Governing Law; Venue,” is hereby amended and restated in its entirety as follows:

“9. Governing Law; Venue. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. You also hereby consent to the jurisdiction of any state or federal court located within Cumberland County or Dauphin County in the Commonwealth of Pennsylvania as an appropriate venue for any proceeding under this letter agreement, and you hereby waive all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.”

5.    No Other Modifications. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this instrument as of the day and year first above written.

                        EMPLOYER:

SELECT MEDICAL CORPORATION, a Delaware corporation

                        By: __________________________
                            David Chernow
                            Chief Executive Officer

                        EMPLOYEE:

                        __________________________________
                        Thomas P. Mullin
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